Exhibit 99.1

BioAmber Reports Fourth Quarter and Full Year 2013 Financial Results

Minneapolis, MN, March 13, 2014. BioAmber Inc. (NYSE and EURONEXT Paris: BIOA), an industrial biotechnology company producing sustainable chemicals, today announced its financial results for the fourth quarter and year ended December 31, 2013. Highlights included:

•	Sarnia project made significant construction progress and incurred costs were on budget

•	Bio-succinic acid, or Bio-SATM, sales increased by 16% in the year ended December 31, 2013 to $2.7 million, compared to $2.3 million in the year ended December 31, 2012

•	Net cash used in operating activities for the year ended December 31, 2013 was reduced by 15% to $27.5 million, compared to $32.3 million in the year ended December 31, 2012

•	Subsequent to the fourth quarter of 2013, a take-or-pay agreement was signed with Vinmar International relating to bio-based 1,4 Butanediol, or Bio-BDO

“We made steady progress in Sarnia during the fourth quarter despite an exceptionally harsh winter and we are seeing costs for equipment and sub-contracted work packages coming in on budget,” said Jean-Francois Huc, BioAmber’s Chief Executive Officer. “This gives us growing confidence that the overall capital expenditure for the Sarnia plant will come in on budget. We were able to secure an additional $10 million interest free loan from the Canadian government and we hope to secure a $20 million loan from a government agency-led consortium in the coming quarter,” he added.

Sarnia Highlights

•	Engineering for the plant is over 60% complete and the piling work has been finished

•	Warehouse foundation work has been completed and structural steel is being erected

•	Process building structural steel and office building packages have been awarded

•	Schedule trend shows eight days lost due to exceptional cold and snowfall, and a risk of delay in key equipment deliveries, which if left unmitigated could result in up to a four to six week delay

Other Business Highlights

•	BioAmber added a total of 18 new customers in 2013

•	New uses for BioAmber’s Bio-SATM were validated in the fields of artificial leather, foams made with recycled PET and polyurethane dispersions

•	In January 2014, BioAmber signed a 15-year take-or-pay agreement that commits Vinmar to purchase 100% of the Bio-BDO production from a planned 100,000 ton per year capacity plant that BioAmber plans to build in North America and commission in 2017

Financial Highlights

•	Cash on hand was $83.7 million as of December 31, 2013

•	Net cash used in operating activities was reduced by 15% year-over-year, despite incurring additional costs associated with being a public company, and an average monthly cash burn of $1.6 million in the fourth quarter of 2013

•	Unit cost of Bio-SATM at the large-scale demonstration facility in France was reduced by 32% in 2013, relative to 2012

•	$10 million interest-free loan was obtained from Agriculture and Agri-Food Canada for the Sarnia plant under construction, with a ten-year repayment period

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2013 Financial Results

Revenue for the year ended December 31, 2013 increased 16% to $2.7 million as compared to $2.3 million for the year ended December 31, 2012. The increase in revenue was primarily due to higher volumes of Bio-SA sold, partially off-set by a decrease in the average selling price as the Company expanded its customer base and sold to certain customers who sought pricing closer to the selling prices we are offering for future Sarnia production. The company sold $439,000 of Bio-SATM in the three months ended December 31, 2013, down from $831,000 for the same period in 2012. BioAmber did not produce any Bio-SATM in its large-scale demonstration facility in France in the fourth quarter of 2013 due to a commitment the toll manufacturer had with another customer. As a consequence, the Company limited sales in the fourth quarter of 2013 to selected existing customers and to its newly acquired customers, in an effort to preserve inventory levels.

Gross profit in the year ended December 31, 2013 decreased to a loss of $24,000 compared to a profit of $545,000 in the year ended December 31, 2012. The reduced gross profit in 2013 was primarily due to the lower average selling price, which was partially offset by a 32% reduction in the unit cost of goods sold in 2013 relative to 2012.

Research and development expenses in the year ended December 31, 2013 decreased 19% to $16.6 million, as compared to $20.4 million for the year ended December 31, 2012. This was primarily due to (i) the completion of the yeast development project with Cargill, (ii) a reduction in outsourced research and consulting fees as more efforts were brought in-house in the Plymouth, Minnesota research facility, and (iii) lower stock option expense resulting from the vesting of certain stock options upon completion of the IPO in the second quarter of 2013. These reductions were partially offset by an increase in payroll costs that resulted from hiring additional personnel for in-house research and development and engineering development work related to the Sarnia plant under construction.

Sales and marketing expenses in the year ended December 31, 2013 increased 13% to $4.7 million, as compared to $4.2 million for the year ended December 31, 2012. The increase is primarily due to an increase in incentive compensation, including stock-based compensation expense due to new stock options being granted in 2013.

General and administrative expenses in the year ended December 31, 2013 decreased 16% to $9.8 million, as compared to $11.7 million for the year ended December 31, 2012. The decrease was primarily due to a $3.1 million decrease in financing costs associated with the one-time write-off of deferred IPO costs recorded in 2012. This was partially offset by a $1.2 million increase in professional fees and insurance premiums resulting from being a public company.

Impairment losses in the year ended December 31, 2013 were $8.6 million compared to $1.2 million in the year ended December 31, 2012. As a result of BioAmber’s decision in 2013 to switch from its E. coli to its yeast technology, the Company reported a non-cash charge of $8.6 million for asset impairments to its E. coli technology. Of these charges, $7.8 million was for E. coli in-process research and development that was no longer applicable to the Sarnia plant, and $834,000 was for Sarnia construction in progress related to the E. coli technology.

Foreign currency losses in the year ended December 31, 2013 were $306,000 as compared to $50,000 in 2012. The increase was driven by the weakening of the Canadian Dollar versus the U.S. Dollar and the impact on Canadian Dollar cash balances being carried on the books to meet vendor obligations of the Sarnia Project. The Canadian Dollars were converted at favorable rates to the project budget and are expected to be used solely for the construction of the facility and not be converted back into U.S. Dollars.

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During the year ended December 31, 2013, the Company incurred financial charges of $2.9 million, comprised of $1.8 million of interest expense applicable to the loan with Hercules Technology Growth Capital and a $1.1 million charge for issuance costs related to the warrants offered in the IPO. Originally these warrant issuance costs were recorded on the balance sheet as part of equity. Subsequently it was determined that these costs should have been expensed since they were applicable to the warrants issued with the units in the IPO. These financial charges were offset by a $10.3 million non-cash gain related to changes in the fair market value of the warrants issued in the IPO, including a $560,000 non-cash gain recorded in the fourth quarter. These warrants will be revalued in each reporting period resulting in a non-cash amount being recorded in the statement of operations while the warrants remain outstanding.

The Company recorded a net loss attributable to shareholders of $33.2 million, or $2.13 per share, for the year ended December 31, 2013, compared to $39.3 million, or $3.82 per share, for the year ended December 31, 2012.

The Adjusted Net Loss Attributable to BioAmber Inc. Shareholders for the year ended December 31, 2013 was $33.3 million, or $2.14 per share, compared to an Adjusted Net Loss Attributable to BioAmber Inc. Shareholders of $35.1 million, or $3.40 per share, for the year ended December 31, 2012. Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP financial metric that excludes, for the year ended December 31, 2013, (i) the impact of the change in fair value of the warrants issued in connection with the IPO, (ii) the costs associated with BioAmber’s transition from an E. coli organism as its core technology to a Cargill yeast for the construction of its initial planned manufacturing facility in Sarnia, Ontario, including impairment of in-process research and development and impairment of a long-lived asset, (iii) the accelerated vesting of certain employee stock options from the IPO, (iv) non-operational charges derived from the issuance costs applicable to the warrants issued in the IPO; (v) the impairment of Sinoven in-process research and development; and (vi) the impact of the financing costs associated with the 2012 deferred IPO. Please refer to Annex A: “Non-GAAP Financial Information—Adjusted Net Loss Attributable to BioAmber Inc. Shareholders” for more information regarding this non-GAAP financial metric.

Webcast and Conference Call Information

BioAmber will discuss these results on a live audio webcast, which will be available on the Internet to investors, members of the news media and the general public at 4:30 p.m. Eastern on March 13, 2014. To access the webcast of the conference call, go to the company’s website, www.bio-amber.com. Audio of the teleconference is also available by dialing:

North American callers: (866) 318 8618

International callers: +1 (617) 399-5137

Participant Passcode: 59676852

A replay of the webcast will be available approximately two hours after the conclusion of the live webcast, and will remain available on BioAmber’s website for 30 days.

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About BioAmber

BioAmber (NYSE and EURONEXT Paris: BIOA) is an industrial biotechnology company producing sustainable chemicals. Its proprietary technology platform combines industrial biotechnology and chemical catalysis to convert renewable feedstock into sustainable chemicals for use in a wide variety of everyday products including plastics, resins, food additives and personal care products. For more information visit www.bio-amber.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the projected capital costs of the planned Sarnia facility, additional government loans and other funding for the planned Sarnia facility, the use of our yeast technology in the planned Sarnia facility, emerging applications for our Bio-SA, future sales projections for our Bio-SA and our planned Bio-BDO facility, the impact and timing of any construction delays at our planned facilities, expected foreign currency losses, and the off-take agreement with Vinmar International. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond BioAmber’s control. BioAmber’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in BioAmber’s most recent registration statement on Form S-1 filed with the Securities and Exchange Commission, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s limited operating history, the inability of the Company to execute on its manufacturing expansion strategy, including the construction of our planned facility in Sarnia, Ontario, the inability of the Company to comply with milestone covenants contained in certain of its agreements, the Company’s limited sales of bio-succinic acid to date, the Company’s inability to obtain additional financing, the Company’s inability to leverage its bio-succinic acid technology to develop and commercialize derivatives of bio-succinic acid and other bio-based building block chemicals, and a decrease in demand for bio-succinic acid, bio-based 1,4 BDO and other bio-succinic acid derivatives. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur and the timing of events and circumstances and actual results could differ materially from those projected in the forward- looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

BioAmber Investor Contact

Michael Rice

LifeSci Advisors, LLC

1350 Avenue of the Americas 28th Floor

New York, NY 10019

646-597-6979

mrice@lifesciadvisors.com

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BioAmber Inc.

Consolidated Statements of Operations

(unaudited, in thousands $, except for share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Product sales	439	831	2,665	2,291
Cost of goods sold	424	470	2,689	1,746

Gross profit /(loss)	15	361	(24)	545
Operating Expenses
Research and development	3,499	4,813	16,579	20,417
Sales and marketing	909	1,055	4,730	4,193
General and administrative	2,830	1,935	9,757	11,665
Depreciation and amortization	53	541	1,165	2,116
Impairment loss	0	1,213	8,619	1,213
Foreign exchange (gain) loss	534	(30)	306	50

Operating Expenses	7,825	9,527	41,156	39,654

Operating loss	7,810	9,166	41,180	39,109
Amortization of deferred financing costs	(138)	67	240	100
Financial charges (income)	278	—	(7,433)	—
Gain on debt extinguishment	—	—	(314)	—
Income taxes	34	55	103	55
Losses from Equity Method Investment	—	56	15	274

Net Loss	7,984	9,344	33,791	39,538

Net Loss attributable to:
BioAmber Inc. shareholders	7,828	9,290	33,218	39,351
Non-controlling interest	156	54	573	187

	7,984	9,344	33,791	39,538

Net Loss per share attributable to BioAmber Inc. shareholders - basic	$0.42	$0.90	$2.13	$3.82
Weighted-average common shares outstanding - basic	18,469	10,350	15,591	10,297

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BioAmber Inc.

Consolidated Balance Sheet Information

(unaudited, in thousands $)

	As of December 31, 2013	As of December 31, 2012
Assets
Current assets:
Cash and cash equivalents	83,728	25,072
Accounts receivable	755	596
Inventories	2,415	1,894
Prepaid expenses and other current assets	7,394	4,336
Deferred financing costs	671	16

Total current assets	94,963	31,914
Property and equipment, net	13,554	3,651
Investment in equity method investment	710	725
Intangible assets including goodwill	4,852	13,713

Total assets	114,079	50,003

Liabilities
Current Liabilities:
Accounts payable and accrued liabilities	7,111	4,875
Income taxes payable	1,121	983
Deferred grants	3,061	3,711
Short-term portion of long term debt	6,520	183

Total current liabilities	17,813	9,752
Long-term debt	23,210	2,417
Warrants financial liability	5,840	—
Other long term liabilities	82	37

Total liabilities	46,945	12,206

Shareholders’ Equity	67,134	37,797

Total Liabilities and Shareholders’ Equity	114,079	50,003

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BioAmber Inc.

Consolidated Statements of Cash Flows

(unaudited, in thousands $)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Operating Activities
Net Loss	(7,984)	(9,344)	(33,791)	(39,538)
Adjustments to reconcile net loss to cash:
Stock-based compensation	1,269	1,676	6,732	7,431
Depreciation and amortization	53	541	1,165	2,116
Impairment	—	1,213	8,619	1,213
Warrant revaluation	(560)	—	(10,308)	—
Accretion of end of term charge on long-term debt	241	—	493	—
Amortization of deferred financing costs	(138)	67	240	100
Write-off of IPO costs	—	—	—	1,828
Change in working capital	2,293	(1,871)	(421)	(5,793)
Other	11	149	(254)	367

Net cash used in operating activities	(4,815)	(7,569)	(27,525)	(32,276)
Investing Activities
Acquisition of property and equipment	(8,181)	(853)	(12,788)	(6,630)
Investment in equity method investments	—	—	—	(1,000)

Net cash used in investing activity	(8,181)	(853)	(12,788)	(7,630)
Financing Activities
Deferred financing costs	(71)	—	(793)	—
Issuance of long-term debt	1,102	2,239	26,692	2,239
Government grants	656	4,455	1,141	4,455
Net proceeds from issuance of common shares	140	—	159	9,978
Net proceeds on issuance of units	—	—	72,864	—
Other	—	—	(140)	—
Net cash provided by financing activities	1,827	6,694	99,923	16,672

Foreign exchange impact on cash	(711)	(136)	(954)	350
Increase/(decrease) in cash	(11,880)	(1,864)	58,656	(22,884)
Cash, beginning of period	95,608	26,936	25,072	47,956

Cash, end of period	83,728	25,072	83,728	25,072

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ANNEX A: Non-GAAP Financial Information

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a non-GAAP measure that represents net loss attributable to BioAmber Inc. shareholders adjusted to exclude the non-operational income. The Adjusted Net Loss Attributable to BioAmber Inc. Shareholders for the three months ended December 31, 2013 excludes the change in the fair value of the warrants issued in connection with BioAmber’s initial public offering. The Adjusted Net Loss Attributable to BioAmber Inc. Shareholders for the three months ended December 31, 2012 excludes impairment of the Sinoven in-process research and development.

The Adjusted Net Loss Attributable to BioAmber Inc. Shareholders for the year ended December 31, 2013 excludes the following items: (i) the impact of the change in fair value of the warrants issued in connection with the IPO, (ii) the costs associated with BioAmber’s transition from an E. coli organism as its core technology to a Cargill yeast for the construction of its initial planned manufacturing facility in Sarnia, Ontario, including impairment of in-process research and development and impairment of a long-lived asset, (iii) the accelerated vesting of certain employee stock options from the IPO, (iv) non-operational charges derived from the issuance costs applicable to the warrants issued in the IPO; (v) the impairment of Sinoven in-process research and development; and (vi) the impact of the financing costs associated with the 2012 deferred IPO. BioAmber presents Adjusted Net Loss Attributable to BioAmber Inc. Shareholders as a supplemental measure of BioAmber’s performance. The above items are excluded from BioAmber’s Adjusted Net Loss Attributable to BioAmber Inc. Shareholders because these items are non-cash in nature, or because the amount and timing of these items are either unpredictable or not driven by core operating results and renders comparisons with prior periods and competitors less meaningful. BioAmber believes Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is a useful measure for analysts and investors to evaluate BioAmber’s future ongoing performance as this measure allows for a more meaningful comparison of BioAmber’s projected cash earnings and performance with its historical results from prior periods and to the results of its competitors. Adjusted Net Loss Attributable to BioAmber Inc. Shareholders corresponds more closely to the cash operating income generated from BioAmber’s business and allows investors to gain an understanding of the factors and trends affecting the ongoing cash earnings capabilities of BioAmber’s business.

Adjusted Net Loss Attributable to BioAmber Inc. Shareholders has certain limitations in that it does not take into account the impact of certain expenses to BioAmber’s consolidated statements of operations. In evaluating Adjusted Net Loss Attributable to BioAmber Inc. Shareholders, you should be aware that in the future BioAmber may incur expenses similar to the adjustments in this presentation. BioAmber’s presentation of Adjusted Net Loss Attributable to BioAmber Inc. Shareholders should not be construed as an inference that BioAmber’s future results will be unaffected by unusual or non-recurring items. Adjusted Net Loss Attributable to BioAmber Inc. Shareholders is not a measurement of BioAmber’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP.

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The following is a reconciliation of Adjusted Net Loss Attributable to BioAmber Inc. Shareholders to GAAP Net Loss Attributable to BioAmber Inc. Shareholders (amounts in thousands):

BioAmber Inc.

Non-GAAP Financial Information

(unaudited, in thousands $, except for share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net loss attributable to
BioAmber Inc. shareholders	7,828	9,290	33,218	39,351
Deduct:
Warrants Revaluation and issuance costs	(560)	—	(9,177)	—
Intangible impairment		1,213	7,785	1,213
Long lived asset impairment	—	—	584	—
Accelerated vested options from IPO	—	—	724	—
Financing costs associated with the 2012 deferred IPO costs	—	—	—	3,083

Adjusted Net Loss attributable to BioAmber Inc. shareholders	8,388	8,077	33,302	35,055
Adjusted net loss per share attributable to BioAmber Inc. shareholders - basic	0.45	0.78	2.14	3.40
Weighted-average of common shares outstanding - basic	18,469	10,350	15,591	10,297

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